UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 16, 2010

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Robert F. Baronner, Jr., President and CEO of Potomac Bancshares, Inc., announced that at the regularly scheduled meeting of the Board of Potomac on Tuesday, August 10, 2010, Stanley L. Merson was elected as a board member for the Charles Town, West Virginia based one bank holding company for Bank of Charles Town. Merson was also elected to the Board of Bank of Charles Town.

Merson, a Maryland resident, is currently the Chief Financial Officer for RLO Contractors Inc. based in Dayton, Maryland. Merson received his BS in accounting in 1979 from the University of Maryland. In 1982, he was employed by Sandy Spring Bank in Olney, Maryland. At Sandy Spring, Merson was instrumental in establishing a commercial lending division for the bank, eventually being promoted to Senior Vice President and Chairman of the bank's Senior Loan Committee. In 1997, Merson was promoted to President of Sandy Spring Mortgage Corporation where he was employed until 2007. Merson is a graduate of the Stonier School of Banking and the ABA's Graduate Commercial Lending School.

Baronner said of Merson, "I have known Stan for many years and have the utmost respect for his banking acumen and experience. He will add a wealth of banking knowledge to our board, and we are very pleased he has agreed to represent the interests of our shareholders."

There are no arrangements or understandings between Mr. Merson and any other persons pursuant to which he was selected as a director.

Mr. Merson will be named to committees of the board of directors after he has completed his orientation period. The specific committee appointments are not known at this time.

Any transactions during the last fiscal year with Mr. Merson have been made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and did not involve more than the normal risk of collectability or present other unfavorable features.

There are no plans, contracts or arrangements to which Mr. Merson is a party or in which Mr. Merson participates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/ Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

August 16, 2010